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                                                                                    EXHIBIT 11
                             RADIOSHACK CORPORATION

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
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                                                      Three Months Ended    Nine Months Ended
                                                         September 30,         September 30,
                                                      ------------------    ------------------
(In millions, except ratios)                            2001       2000       2001       2000
----------------------------                          -------    -------    -------    -------
Ratio of Earnings to Fixed Charges:

Net income                                            $  43.8    $  77.1    $ 131.5    $ 222.2
Plus provision for income taxes                          26.7       47.3       80.5      136.2
                                                      -------    -------    -------    -------
Income before income taxes                               70.5      124.4      212.0      358.4
                                                      -------    -------    -------    -------

Fixed charges:

Interest expense and amortization of debt discount       13.6       14.4       38.8       36.3
Amortization of issuance expense                           --        0.1        0.2        0.6
Appropriate portion (33 1/3%) of rentals                 19.1       17.9       56.6       53.2
                                                      -------    -------    -------    -------
    Total fixed charges                                  32.7       32.4       95.6       90.1
                                                      -------    -------    -------    -------

Earnings before income taxes and fixed charges        $ 103.2    $ 156.8    $ 307.6    $ 448.5
                                                      =======    =======    =======    =======

Ratio of earnings to fixed charges                       3.16       4.84       3.22       4.98
                                                      =======    =======    =======    =======

Ratio of Earnings to Fixed Charges and Preferred
Dividends:

Total fixed charges, as above                         $  32.7    $  32.4     $ 95.6    $  90.1
Preferred dividends                                       1.2        1.3        3.7        4.0
                                                      -------    -------    -------    -------
Total fixed charges and preferred dividends           $  33.9    $  33.7     $ 99.3    $  94.1
                                                      =======    =======    =======    =======

Earnings before income taxes and fixed charges        $ 103.2    $ 156.8    $ 307.6    $ 448.5
                                                      =======    =======    =======    =======

Ratio of earnings to fixed charges and preferred
 dividends                                               3.04       4.65       3.10       4.77
                                                      =======    =======    =======    =======
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